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                               [KPMG LETTERHEAD]


Exhibit 23 CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Simpson Industries, Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-39679) on Form S-8 pertaining to the Simpson Industries, Inc. Savings Plan, to incorporation by reference in the registration statement
(No. 33-39678) on Form S-8 pertaining to the Simpson Industries, Inc. - Fremont Operation Savings Plan, to incorporation by reference in the registration statement (No. 2-95425) on Form S-8 pertaining to the Simpson Industries, Inc. 1984 Stock Option Plan, to incorporation by reference in the registration statement (No. 33-62806) on Form S-8 pertaining to the 1993 Executive Long-Term Incentive Plan, to incorporation by reference in the registration statement (No. 33-62802) on Form S-8 pertaining to the 1993 Non-Employee Director Stock Option Plan, and to incorporation by reference in the registration statement (333-52843) on Form S-3 pertaining to the offering of shares in connection with the acquisition of Stahl International, Inc. of our report dated January 26, 2000, relating to the consolidated balance sheets of Simpson Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Simpson Industries, Inc.


/s/KPMG LLP


Detroit, Michigan
March 17, 2000